EXHIBIT 11

           CHARTER POWER SYSTEMS, INC. AND SUBSIDIARIES
                 EARNINGS PER SHARE COMPUTATIONS
                (Dollars and shares in thousands)

                                                         (Unaudited)
                                                      Three months ended
                                                          April 30,
                                                        1995      1994
                                                        ----      ----

NET INCOME                                             $3,175    $2,008
                                                       ======    ======

Weighted average number of common shares
   outstanding                                          5,967     5,837
Effect of shares issuable under stock
   option plan                                            428       224
                                                       ------    ------

WEIGHTED AVERAGE NUMBER OF SHARES
   OUTSTANDING (PRIMARY)                                6,395     6,061
                                                       ======    ======

NET INCOME PER COMMON AND COMMON
   EQUIVALENT SHARE (PRIMARY)                          $  .50    $  .33
                                                       ======    ======


Weighted average number of common shares
   outstanding                                          5,967     5,837
Effect of shares issuable under stock
   option plan                                            428       276
                                                       ------    ------

WEIGHTED AVERAGE NUMBER OF SHARES
   OUTSTANDING  (FULLY DILUTED)                         6,395     6,113
                                                       ======    ======

NET INCOME PER COMMON AND COMMON
   EQUIVALENT SHARE (FULLY DILUTED)                    $  .50    $  .33
                                                       ======    ======